Exhibit 99.1

545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 NYSE: FCH

For Immediate Release:

FELCOR APPOINTS TWO NEW INDEPENDENT DIRECTORS

Patricia L. Gibson and Dana Hamilton to Stand for Election at FelCor’s Annual Meeting in May

IRVING, Texas…April 4, 2016 – FelCor Lodging Trust Incorporated (NYSE: FCH) today announced the appointment of Patricia L. Gibson and Dana Hamilton to its Board of Directors, effective March 31, 2016. Ms. Gibson, currently the President of Hunt Realty Investments, Inc., will serve on the Board’s finance committee, and Ms. Hamilton, currently co- founder and President of Ameriton LLC, will serve on the Board’s executive committee. Both of the new independent directors will stand for re-election to full one-year terms at FelCor’s annual meeting in May 2016.

“Electing Pat and Dana is another step forward in our consistent and continued effort to add new perspectives, diversify and strengthen our board, and adhere to best practices in corporate governance,” said Chris Hartung, FelCor’s Lead Independent Director and Chair of the Board’s governance committee. “Pat and Dana are tremendously talented executives with a wealth of experience and insight that will be a valuable resource for both the Board and senior leadership, as we work to capture the many opportunities before us to build stockholder value in the years ahead.”

On February 19, 2016, FelCor and Land and Buildings Investment Management, LLC (“Land and Buildings”) announced that they would work together to recruit two new independent directors to the Board. The appointment of Ms. Gibson and Ms. Hamilton has been mutually agreed to by FelCor and Land and Buildings. To maintain the size of the Board and reduce average Board tenure, FelCor’s Board also announced today that Robert A. Mathewson, a long- serving director, has submitted his resignation, effective May 1, 2016.

“On behalf of FelCor, I want to thank Bob for his many years of dedicated and thoughtful service on the Board on behalf of our stockholders,” said Thomas J. Corcoran, Jr., Chairman of FelCor’s Board of Directors. “Bob and his family are among the earliest investors in FelCor, for which I will always be grateful. Bob has been an active and engaged board member, and his focus on building sustainable long-term stockholder value contributed substantially to the Board’s deliberations.”

DIRECTOR BIOGRAPHIES
Patricia L. Gibson (Age 53) serves as President of Hunt Realty Investments, Inc., or Hunt, the centralized real estate investment management company for the Hunt family and related entities. She joined Hunt as Senior Vice President in 1997 and was promoted to her current position in April 2010. Prior to joining Hunt, Ms. Gibson held senior financial positions with Archon Group, a subsidiary of Goldman Sachs & Co. and The Travelers Realty Investment Company. Ms. Gibson

serves on the Board of Directors of Pacolet Milliken Enterprises, Inc., a private family-owned investment company focused on energy and real estate investments and she is currently the Chairman of the National Association of Real Estate Managers (NAREIM). She is a graduate of Fairfield University and holds a Master of Business Administration Degree from the University of Connecticut. She is a holder of the Chartered Financial Analyst designation.®

Dana Hamilton (Age 47) is co-founder and President of Ameriton LLC, a private real estate investment company. From October 2013 to October 2014, she served as President and Chief Executive Officer, and trustee, of Borderplex Community Trust. From May 2005 until the company was sold in February 2013, Ms. Hamilton served as President – Europe and member of the Executive Committee at Archstone, one of the largest apartment companies in the US and Europe. From August 1994 until May 2005, she held various leadership positions at Archstone, including Executive Vice President – National Operations. Ms. Hamilton graduated from Stanford University and earned a Masters of Business Administration from the Haas School of Business at the University of California at Berkeley.

About FelCor

FelCor, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major urban and resort markets throughout the U.S. FelCor partners with top hotel companies that operate its properties under globally renowned names and as premier independent hotels. Additional information can be found on the company's website at www.felcor.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Numerous risks and uncertainties and other factors may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Certain of these risks and uncertainties are described under “Risk Factors” in our Annual Report on Form 10-K or in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:
Stephen A. Schafer, Senior Vice President
(972) 444-4912 sschafer@felcor.com